Exhibit 3.2

                            AMENDMENTS TO THE BYLAWS
                                       OF
                           CONSOLIDATED GRAPHICS, INC.


      By resolution dated December 15, 1999, the Board of Directors of Consolidated Graphics, Inc. (the "Corporation") adopted the following Bylaw amendments:

      1. The following provision is added to the end of Article I, Section 1 of the Corporation's existing Bylaws:

            Nominations for the election of directors, other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors shall have delegated such authority, and information concerning such nominees, shall be made in compliance with the time periods set forth for shareholder proposals in and with all other applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      2. Article II, Section 2 of the Corporation's existing Bylaws is deleted in its entirety and is replaced with the following provision:

      SECTION 2. NUMBER, QUALIFICATIONS AND TERM. The Board of Directors shall be seven (7) members unless otherwise determined from time to time by resolution adopted by the Board of Directors, but shall never be less than one (1). No decrease in the number of directors shall shorten the term of any incumbent director. Directors need not be shareholders of the Corporation or residents of Texas. Effective immediately, except as otherwise provided in Article II, Section 10 of these Bylaws, the Board of Directors shall be divided into three classes, each class to be as nearly equal in number as possible and the existing directors shall be allocated to such classes by resolution adopted by the Board of Directors. The terms of office of directors of Class I are to expire at the first annual meeting of shareholders after the first appointment of directors to such class, that of Class II is to expire at the second annual meeting of shareholders after the first appointment of directors to such class, and that of Class III is to expire at the third annual meeting of shareholders after the first appointment of directors to such class. Following each applicable expiration date, each director then reelected shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was reelected. Each person elected a director shall hold office until his successor is duly elected and qualified or until his earlier resignation or removal.

      3. Article II, Section 11 of the Corporation's existing Bylaws is deleted in its entirety and is replaced by the following provision:


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      SECTION 11. REMOVAL. Any director may be removed, but only with cause, by a vote of the holders of not less than a sixty-six and two-thirds (66 2/3) majority of shares then entitled to vote at an election of directors. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal, (ii) has been declared of unsound mind by order of a court of competent jurisdiction and such determination is no longer subject to direct appeal, (iii) has committed a gross dereliction of duty or (iv) has committed an action which constitutes intentional misconduct or a knowing violation of the law if such action in either event results both in an improper substantial personal benefit to the director and a material injury to the Corporation. If the entire Board of Directors or any one (1) or more of the directors is removed for cause, new directors may be elected at the same meeting for the unexpired term of the director or directors so removed. Failure to elect directors to fill the unexpired term of the director or the directors so removed for cause shall be deemed to create a vacancy or vacancies in the Board of Directors.

      4. Pursuant to the authority granted in the Bylaws as amended, the following directors are appointed to the classes indicated:

                             EXPIRATION
         CLASS                OF TERM                DIRECTOR

         Class I               2000              Larry J. Alexander
                                                 Brady F. Carruth

         Class II              2001              Clarence C. Comer
                                                 Gary L. Forbes

         Class III             2002              James H. Limmer
                                                 Hugh N. West
                                                 Joe R. Davis


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